EXHIBIT 99.1

CONTACT:	-OR-	INVESTOR RELATIONS COUNSEL:
Medis Technologies Ltd.		The Equity Group Inc.
Robert K. Lifton		Adam Prior (212) 836-9606
Chairman & CEO		Devin Sullivan (212) 836-9608
(212) 935-8484

MEDIS TECHNOLOGIES REPORTS THIRD QUARTER RESULTS

MEDIS TECHNOLOGIES REPORTS THIRD QUARTER RESULTS

New York, NY - November 9, 2006 - Medis Technologies Ltd. (NASDAQ:MDTL) reported financial results today for the third quarter and nine months ended September 30, 2006. The net loss during both the quarter and nine months ended September 30, 2006 was impacted by non-cash expenses of approximately $1,150,000 related to stock options accounted for in accordance with SFAS 123(R), “Share Based Payment.” For the quarter ended September 30, 2006, the net loss was $6,676,000 or $.21 per share based on 32,108,884 weighted average shares, compared to a net loss of $4,595,000 or $.17 per share based on 27,582,802 weighted average shares for the quarter ended September 30, 2005. For the nine months ended September 30, 2006, the net loss was $26,294,000, or $.86 per share, based on 30,470,534 weighted average shares, compared to a net loss of $13,308,000, or $.49 per share, based on 27,327,022 weighted average shares for the nine months ended September 30, 2005. Additionally, during the nine months ended September 30, 2006, the Company incurred costs aggregating $8,491,000 (including $8,266,000 as the value of shares issued in lieu of future interest payments) related to the April and May 2006 exchanges of its common stock for all $49,000,000 of its then outstanding senior convertible notes. During the periods, the Company continued to move forward with its production and marketing programs of its fuel cell Power Packs including operating its semi automated production line, distributing its Power Pack to potential customers and making progress in constructing its fully automated high volume production line.

“Consistent with our expectations, the net cash used in operating activities during the quarter was about $5.1 million,” said Robert K. Lifton, Chairman & CEO of Medis Technologies. “Furthermore, our capital expenditures during the quarter of about $7.1 million reflect the increasing payments to Ismeca and other contractors for construction of our fully automated production line capable of producing up to 1.5 million Power Packs a month together with the supporting lines such as the fuel line and electrode framing which are capable of supporting another two lines. Our schedule for constructing the automated line continues on target. As we have previously reported, the line is expected to be operational and ready for validation by our team and that of our contract manufacturer, Celestica, by the end of December. Then it will be disassembled and shipped to Celestica’s facilities in Galway, Ireland where it will be reassembled and, after testing, begin operations. Our schedule calls for starting production on this line by the second quarter of 2007.

Testing is continuing by the Underwriter Laboratories (UL) on hundreds of Power Packs taken off our semi-automated line in Israel. These Power Packs were shipped to different locations in Europe where they are undergoing the very demanding test regime established by the UL for its certification process. Our team has prepared long and hard for these tests - carrying out tests on our Power Packs to meet military specifications as well as internally and in Celestica’s facilities in Europe. The timing, of course, rests in the hands of the UL testers, but we have as our goal to be completed during the fourth quarter. As we have previously announced, once UL listing is attained we plan to place Power Packs for sale in a limited number of retail outlets to start generating a marketing and media “buzz” around the Power Pack.

Medis Technologies Ltd.	Page 2
November 9, 2006

Our sales program continues to accelerate. There are different markets where we believe the 24/7 Power Pack is an attractive product. One important market for the Power Pack is the fast growing market for mobile data used by the enterprise customer. The decision maker for the installation by that customer of mobility software or hardware is typically the IT (Information Technology) Manager or sometimes the CIO (Chief Information Officer.) We believe that one important channel to this customer is a business solution provider such as Quasar Business Solutions which offers business intelligence applications, including the Microsoft Windows Mobile Operating System. Receiving a purchase order from Quasar for one million Power Packs was a valuable step forward in our sales approach to that market. Our expectation, based on Quasar’s business plan, is that a broad base of its enterprise customers will purchase the Power Packs for use by their employees and then will want to re-supply their employees at multiple rates, so the sales could build up rapidly, Quasar is one of a number of such business solution providers that we expect will offer our Power Pack to their customer base.

Another market that we are addressing is the retail consumer market. Our primary channel to that market are our distributors - ASE, Kensington and Superior. There are also other channels we are also working with. Our strategy is to attempt to create a continuing flow of orders so that potential customers will want to act now to insure that there will be Power Packs available to them.

At the same time as our marketing is going forward in the United States and Canada, there is activity in other markets where we have made Power Packs available to companies in Europe, Japan and China and the Middle East. Our previously announced transaction with the groups from Russia is moving forward and Mr. Finkelshtain is visiting Russia at their request to help identify the appropriate sites for them on which to build a Power Pack fully automated line and fuel facility which our agreement with them contemplates as a later stage in our milestone program.

I would also note the important first step in the development of an 800 Watt fuel cell for UAV’s (Unmanned Air Vehicles) together with our shareholder Israel Aircraft Industries. This development program will be of value as we move to develop larger fuel cells of one to two kilowatts.

Finally, I would like to address the topic of stock options. After the issuance of Glass Lewis’ report regarding the late filing by certain of our officers and directors of Form 4’s, and the attendant press coverage, an intensive review of every option issued by Medis since 1999 confirmed both the accuracy of each option grant date and that each option grant was properly accounted for. I am proud of our accounting team for the high level of their professionalism in this process.

Management will also conduct a conference call on the morning of Thursday, November 9, 2006 at 11:00 a.m. Eastern Time to discuss these results and the current status of its business operations. Interested parties may participate in the call by dialing 866-820-1713 (Domestic) or 706-643-3137 (International) approximately 10 minutes before the call is scheduled to begin and ask to be connected to the Medis conference call or conference code #9180114. A recorded replay of the call will be available until 12:00 a.m. Eastern Time on November 15, 2006. Listeners may dial 800-642-1687 (Domestic) or 706-645-9291 (International) and use the code #9180114 for the replay. The call will also be simultaneously broadcast over the Internet. To listen to the live webcast, please go to www.medistechnologies.com and click on the conference call link, or go directly to http://audioevent.mshow.com/311490/. The conference call will be archived and accessible for approximately 30 days if you are unable to listen to the live call.

Medis Technologies’ primary focus is on direct liquid fuel cell technology. Its business strategy is to sell its products to end users through retail outlets, service providers and to the military and other markets. Medis has also developed the CellScan with many potential applications relating to disease diagnostics and chemo sensitivity. Additionally, Medis’ product pipeline includes other technologies, in varying stages of development.

Medis Technologies Ltd.	Page 3
November 9, 2006

This press release may contain forward-looking statements, which are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. In some cases you can identify those so-called “forward looking statements” by words such as “may,” “will,” “should,” “expects,” plans,” “targets,” “believes,” “anticipates,” “estimates,” “predicts,” “potential,” or “continue” or the negative of those words and other comparable words. These forward looking statements are subject to risks and uncertainties, product tests, commercialization risks, availability of financing and results of financing efforts that could cause actual results to differ materially from historical results or those anticipated. Further information regarding these and other risks is described from time to time in the Company's filings with the SEC. We assume no obligation to update or alter our forward-looking statements made in this release or in any periodic report filed by us under the Securities Exchange Act of 1934 or any other document, whether as a result of new information, future events or otherwise, except as otherwise required by applicable federal securities laws.

This press release is available on Medis' web site at www.medistechnologies.com.

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(Table to follow)

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November 9, 2006

MEDIS TECHNOLOGIES LTD. SUMMARY OF RESULTS September 30, 2006 (In thousands, except per share amounts) (See notes below)

Statements of	Three Months	Three Months	Nine Months	Nine Months
Operations Data	Ended	Ended	Ended	Ended
	Sept. 30,	Sept. 30,	Sept. 30,	Sept. 30,
	2005	2006	2005	2006
	(Unaudited)

Revenues	$—	$150	$—	$150
Cost of Revenues	—	98	—	98
Gross Profit	—	52	—	52

R&D costs, net	$2,686	$4,763	$8,976	12,845
SG&A expenses	1,554	2,302	3,995	5,183
Amortization of intangible assets	52	52	156	156
Operating loss	(4,292)	(7,065)	(13,127)	(18,132)
Other income (expenses), net	(303)	389	(181)	(8,162)
Net loss	$(4,595)	$(6,676)	$(13,308)	$(26,294)
Net loss per share - basic and diluted	$(.17)	$(.21)	$(.49)	$(.86)

Weighted-average common shares used in computing basic and diluted net loss per share	27,583	32,109	27,327	30,471

	December 31,	September 30,
Selected Balance Sheet Data	2005	2006
		(Unaudited)

Cash and cash equivalents	$35,295	$26,994
Short-term investments	13,500	2,250
Working capital	46,401	29,422
Property and equipment, net	7,475	17,901
Debt issuance costs, net	2,928	-
Goodwill and intangible assets, net	58,669	58,513
Total assets	120,400	110,992
Convertible Senior Notes, net	48,760	-
Other long-term liabilities	2,339	2,423
Stockholders’ equity	65,377	104,556

Medis Technologies Ltd.	Page 5
November 9, 2006

NOTES

On April 26 and May 8, 2006, the Company completed transactions to exchange its commons stock for the entire $49,000,000 principal amount of its outstanding 6% Senior Convertible Notes whereby holders of the Company's notes exchanged their notes for an aggregate of 3,101,874 of the Company's common shares. This number includes 269,500 common shares, valued at $30 per share, in lieu of future interest payments had such notes remained outstanding until their maturity, after giving effect to an eighteen month waiver of such payments. During the nine months ended September 30, 2006, the Company recorded financing charges related to the exchange transactions of approximately $8,491,000, which consists of the value of the shares issued in lieu of future interest payments of $8,266,000, amortization of the remaining balance of beneficial conversion features of $220,000 and out of pocket costs incurred in connection with the exchange transactions. The Company recorded the remaining unamortized balance of the debt issuance costs as of the dates of the exchanges of approximately $2,747,000 as a reduction to additional paid-in capital.

The net loss during both the quarter and nine months ended September 30, 2006 included non-cash expenses of approximately $1,150,000 related to stock options accounted for in accordance with SFAS 123(R), “Share Based Payment.”

Financial information included in the Summary of Results has been derived from the Company's unaudited condensed interim consolidated financial statements (“interim statements”) as of and for the three months ended September 30, 2006. The interim statements should be read in conjunction with the Company’s annual financial statements as of December 31, 2005 and the year then ended, together with the accompanying notes.

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